JAMES N. BARBER
Attorney at Law
Suite 100, Bank One Tower
50 West Broadway
Salt Lake City, UT 84101

Telephone: (801) 364-6500	Fax: (801) 364-3406
E-Mail: Barberjn@aol.com

November 14, 2005

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re:	Opinion and consent of Counsel with respect to registration statement on Form SB-2 for New Inverness Explorations, Inc.

Dear Sir or Madam:

I have been requested to issue my opinion as to the legal status of 2,800,000 $0.001 par value common shares of New Inverness Explorations, Inc., a Nevada corporation, which are proposed to be registered for resale by existing stockholders of the corporation pursuant to a registration statement on Form SB-2 under the Securities Act of 1933, as amended (the “Act”). I have, in connection with that request, examined the Articles of Incorporation and By-laws of New Inverness, a Nevada corporation, relevant resolutions of the Board of Directors of New Inverness and reviewed a draft of the SB-2 registration statement. I have also reviewed other instruments as I have deemed necessary or appropriate to establish a basis for the opinions set forth herein. I have also reviewed and received confirmation of my factual findings with a representative of management.

New Inverness proposes to register the 2,800,000 shares previously sold to individual investors for resale at an offering price of $0.01 per share until, if ever, New Inverness shares are quoted on the OTC Bulletin Board and thereafter, at prevailing market prices or privately negotiated prices.

Securities and Exchange Commission
November 14, 2005

Based upon my examination of relevant documents, it is my opinion that New Inverness is duly organized, validly existing and in good standing as a corporation under the laws of the State of Nevada. The 2,800,000 shares being registered for resale by existing stockholders are presently not certificated but are, nevertheless, validly authorized and issued, fully paid and non-assessable common shares of New Inverness registered as the lawful property of their present owners. Such shares will be duly certificated before being sold pursuant to the registration statement and will remain validly authorized and issued, fully paid and non-assessable common shares of New Inverness Explorations, Inc. when they are resold by those stockholders.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

James N. Barber